Exhibit 99.1

Audited Financial Statements of Aquila Resources Inc.

as of and for the years ended December 31, 2020 and 2019

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States Dollars, unless otherwise stated)

FOR THE YEAR ENDED DECEMBER 31, 2020

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Aquila Resources Inc. were prepared by management in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances.

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities.

The Board of Directors exercises its responsibilities through the Audit Committee of the Board which meets to satisfy itself that management’s responsibilities are properly discharged and with the external auditors to review the financial statements before they are presented to the Board of Directors for approval.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

The Audit Committee has met with the Company’s independent auditor to review the scope and results of the annual audit and to review the consolidated financial statements and related financial reporting matters prior to recommending the consolidated financial statements be approved.

The Company’s independent auditor, PricewaterhouseCoopers LLP, has conducted an audit in accordance with auditing standards generally accepted in the United States of America, and their report follows.

Signed

“Allen Palmiere” “Kimberly C. Perry”

Chief Executive Officer, President and DirectorChief Financial Officer

June 13, 2022

Report of Independent Auditors

To the Board of Directors of Aquila Resources Inc.

We have audited the accompanying consolidated financial statements of Aquila Resources Inc. and its subsidiaries (Aquila or the Company), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aquila Resources Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no operating cash flow from a producing mine and has a negative working capital. The Company has stated that these events or conditions indicate that a material uncertainty exists that raises substantial doubt on the Company’s ability to continue as a going concern. Management’s evaluation of these events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants Toronto, Ontario, Canada

June 13, 2022

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at December 31, 2020 and 2019

(Expressed in United States Dollars)

The accompanying notes are an integral part of these consolidated financial statements.

Nature of operations and going concern (Note 1)

Commitments related to project spending (Note 6)

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

For the year ended December 31, 2020 and 2019

(Expressed in United States Dollars, except number of shares)

Year ended December 31, 2020	2019
EXPENSES		
Mineral property exploration expenses (Note 17)	**$ 1,580,409**	$ 6,674,986
Administrative expenses (Note 15)	**3,139,481**	4,636,223
Loss from operations	**$ 4,719,890**	$11,311,209
Other expenses (income)		
Net finance expense (Note 16)	**3,427,932**	(2,727,047)
Loss (gain) on foreign exchange	**127,807**	75,973
Loss (gain) on change in value of contingent consideration	**208,300**	(358,171)
Gain on change in value of warrants	**(236,373)**	(771,434)
Total loss and comprehensive loss	**$ 8,247,556**	$ 7,530,530
Loss per share		
Basic and diluted	**$ 0.02**	$ 0.02
Weighted average number of shares outstanding - basic and diluted	**338,558,495**	338,277,272

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

As at December 31, 2020 and

(Expressed in United States Dollars)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASHFLOWS

For the year ended December 31, 2020

(Expressed in United States Dollars)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

1.	Nature of Operations and Going Concern

Aquila Resources Inc. (the “Company” or “Aquila”) is in the business of exploring for and developing mineral properties. Substantially all of the Company’s efforts are devoted to these activities.

Aquila was incorporated in the Province of Ontario and is listed on the Toronto Stock Exchange under the symbol “AQA”. The Company’s head office address is 141 Adelaide Street West, Suite 520, Toronto, Ontario, Canada, M5H 3L5.

The Company’s primary investment is the Back Forty Joint Venture LLC (“BFJV”). This investment holds a property for which a Feasibility Study was released in August 2018. In July 2012 HudBay Minerals Inc. ("HudBay"), which had the controlling interest in the BFJV, suspended its exploration and evaluation activities at the Back Forty Project. In November 2013, Aquila signed a definitive agreement with HudBay to take control and 100% ownership of the BFJV. These transactions were completed in January 2014.

The business of mining and exploration for minerals involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The recoverability of the carrying value of exploration properties and the Company’s continued existence is dependent upon the preservation of its interest in the underlying properties, the discovery of economically recoverable reserves, the achievement of profitable operations, and the ability of the Company to raise financing, or alternatively upon the Company’s ability to dispose of its interests on an advantageous basis.

Although the Company has taken steps to verify title to the properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company's title. Property title may be subject to government licensing requirements or regulations, unregistered prior agreements, undetected defects, unregistered claims, native land claims, and non-compliance with regulatory and environmental requirements.

Details of deficit and working capital (current assets less current liabilities excluding warrants payable) of the Company are as follows:

The Company has no operating cash flow from a producing mine and therefore must utilize its current cash reserves, income from short term investments and deposits, and other financing transactions to maintain its capacity to meet working capital requirements and planned corporate expenditures, as well as to fund the development of Back Forty and other exploration activities. The Company currently has negative working capital as shown above. It is not possible to predict whether adequate financing will be available in the future on acceptable terms. Although the Company has been successful in the past to obtain financing, there can be no assurances that the steps management is taking, and will continue to take, will be successful in future reporting periods or that such financing will be on terms advantageous to the Company. These conditions indicate that material uncertainty exists that raise a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

substantial doubt on the Company’s ability to continue as a going concern. Changes in future conditions could require a material write down of carrying values and an inability to meet its obligations as they fall due.

These consolidated financial statements have been prepared on the basis that Aquila is a going concern in accordance with IFRS on a going concern basis. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profitable levels of operations. In addition, the Company has taken steps to organize financing for the Company in the short term and have plans for funding options through the development phase of the mine. However, there can be no assurance over the ability to execute on such financing transactions.

2.	Accounting Policies

Statement of Compliance

The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (”IFRS”), as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by International Financial Reporting Interpretations Committee (“IFRIC”) and included in Part 1 of the Handbook for the Canadian Institute of Chartered Professional Accountants, and include the significant accounting policies as described below.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Company on March 30, 2021.

Basis of Preparation and Presentation

These consolidated financial statements have been prepared on a historical cost basis other than contingent consideration and warrant liabilities which are recorded at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

In the preparation of these consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period.  Actual results could differ from these estimates.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and all of its subsidiaries. Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain variable benefits from its power over the entity’s activities. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition of control up to the effective date of disposal or loss of control. The Company’s principal subsidiaries are: Aquila Resources

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

USA Inc. and Aquila Michigan Inc. (previously known as HudBay Michigan Inc.), which are based in Michigan USA. All inter-company balances and transactions have been eliminated.

These consolidated financial statements are expressed in United States Dollars, except those amounts denoted C$ which are in Canadian Dollars. The United States dollar is the functional and reporting currency of the Company and its subsidiaries’ operations. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at exchange rates in effect at the statement of financial position date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at the rate at the time of the transaction. Any resulting gain or loss is recorded in the consolidated statement of loss and comprehensive loss.

Significant Accounting Policies

a) Translation of foreign currencies

The United States dollar is the functional and reporting currency of the Company’s operations. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at exchange rates in effect at the statement of financial position date. Non-monetary assets and liabilities are translated at historical exchange rates on the date of transaction. Transactions in foreign currencies are translated at the actual rates of exchange on the transaction dates.

Gains and losses on foreign currency translation are recorded in the consolidated statement of net loss and comprehensive loss. Transactions for revenues and expenses are translated at the average rates during the period in which they occurred with the exception of the amortization of capital assets which is recorded at the historical rates of exchange.

b)Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid short-term investments held in the form of high quality money market investments with a maturity date of less than three months at acquisition. The Company's cash is held in Canadian and United States financial institutions with strong credit ratings. Approximately 99% of the Company’s cash and cash equivalents are held in Canadian financial institutions. As at December 31, 2020, the balance was composed of $1,790,412 cash and $23,562 cash equivalents and at December 31, 2019, the balance was composed of $3,987,741 cash and $23,097 cash equivalents.

c)Impairment

Non-financial assets

At the end of each reporting period, non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs of disposal, the asset is written down accordingly. Any impairment is recognized in the statement of loss.

Reversal of Impairment

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount.  An impairment loss is reversed only to the extent that the asset’s carrying

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.  An impairment loss with respect to goodwill is never reversed.

d)Mineral property costs

Mineral property costs relating to the acquisition of properties, that are incurred after the legal right to explore has been obtained, are capitalized until the properties are brought into production, at which time they are amortized on a unit of production basis. Other exploration expenses are charged to operations as incurred. The cost of exploration properties abandoned, impaired or sold and their related capitalized acquisition costs are expensed to operations in the year of abandonment or sale. The amounts shown as mineral property costs represent unamortized costs to date and do not necessarily reflect present or future values.

Costs include the cash consideration and the fair market value of shares issued for the acquisition of properties. The carrying value is reduced by option proceeds received until such time as the mineral property costs are reduced to nominal amounts. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company are recorded in the accounts at the time of payment.

When a project is considered to no longer have commercially viable prospects for the Company, deferred mineral property costs in respect of that property are assessed as impaired and written off to the statement of loss and comprehensive loss. The Company also assesses mineral property costs for impairment when other facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount.

e)Capital assets

Capital assets consist of land, buildings, furniture and fixtures which are initially recorded at cost. Depreciation on additions commences when assets are available for use. Depreciation is recorded using the following rates and methods:

Buildings 4%Declining balance

Furniture and fixtures20 - 50%Declining balance

f)Provisions

Provisions, which include decommissioning liabilities, are liabilities that are uncertain in timing or amount. The Company records a provision when:

(i)the Company has a present obligation, legal or constructive, as a result of a past event;
(ii)	it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and
(iii)a reliable estimate can be made of the amount of the obligation.

Constructive obligations are obligations that derive from the Company’s actions where:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

(i)	by an established pattern of past practice, published policies or a sufficiently specific current statement, the Company has indicated to other parties that it will accept certain responsibilities; and

(ii)	as a result, the Company has created a valid expectation on the part of those other parties that it will discharge those responsibilities.

Provisions are reviewed at the end of each reporting period and adjusted to reflect management’s current best estimate of the expenditure required to settle the present obligation at the end of the reporting period. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed. Provisions are reduced by actual expenditures for which the provision was originally recognized. Where discounting has been used, the carrying amount of a provision increases in each period to reflect the passage of time. This increase (accretion expense) is included in finance costs in the statements of loss and comprehensive loss.

g)Income taxes

Income tax expense comprises current and deferred income tax. Income tax is recognized in the statement of loss and comprehensive loss except to the extent it relates to items recognized in other comprehensive loss or directly in equity.

Current income tax

Current income tax expense is based on the results for the period as adjusted for items that are not taxable and not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management at the end of each reporting period evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation.

Deferred income tax

Deferred income taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the financial statements and their corresponding tax bases used in the computation of taxable profit, and are accounted for using the asset and liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized.

h)Share based compensation

The Company applies the fair value method of accounting for share-based payments granted to employees and other individuals providing similar services. The fair value of the options is determined using a Black Scholes option pricing model that takes into account, as of the grant date, the exercise price, the expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk free interest rate over the expected life of the option. Each tranche of an option that vests over time is considered a separate award and the fair value of each tranche is expensed over its vesting period with the corresponding credit to contributed surplus. Cash consideration received on exercise of options is credited to share capital along with the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

original grant date fair value of the options exercised. The value of options forfeited before vesting is removed from contributed surplus and credited to operations, while the value of options that expire after vesting is credited directly to retained earnings.

Share-based payments granted to non-employees are measured at the fair value of goods received unless that cannot be reasonably estimated in which case the fair value of the share-based payments are used. The measurement date is generally the date the goods or services are received.

i)Restricted share units

The Company has a restricted share unit plan to provide common shares to participants in the plan as a form of remuneration. Each restricted share unit (“RSU”) has the same value as one common share at the date of grant based on the prior day’s closing price. The vesting terms for RSUs granted are specific to each individual grant as determined by the Board of Directors. The fair value of the RSUs is expensed over the vesting period specific to the grant.

j)Warrants

All warrants issued under a unit financing arrangement are valued on the date of grant using the Black-Scholes option pricing model, net of related issue costs and are recorded in the warrant reserve. Expired warrants are removed from contributed surplus and credited directly to retained earnings.  Where warrants are denominated in a currency other than the Company’s functional currency, they are considered a derivative liability and marked to market at each period and using the Black-Scholes method.

k)Basic and diluted loss per share

The Company presents basic and diluted loss per share data for its common shares. Dilution is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares, which comprise convertible warrants and share options granted to directors, officers, employees, consultants and other service providers of the Company. For the period ended December 31, 2020, potentially dilutive common shares issuable on exercise of options or warrants outstanding and conversion options were not included in the computation of loss and comprehensive per share because their effect was anti-dilutive and would decrease the loss per share.

l)Revenue from Contracts with Customers (“IFRS 15”) and deferred revenue

Deferred revenue arises on upfront payments received by the Company in consideration for future commitments as specified in its various streaming agreements. The accounting for streaming arrangement is dependent on the facts and terms of each of the agreements.

The Company identified significant financing components related to its streaming agreements resulting from the difference in the timing of the upfront consideration received and the promised goods delivered. Interest expense on the deferred revenue is recognized in finance costs (Note 16). The interest rate is determined based on the rate implicit in each streaming agreement at the date of inception (Notes 8 and 9).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

The initial consideration received from the streaming arrangements is considered variable, subject to changes in the total gold and silver ounces to be delivered in the future. Changes to variable consideration are reflected in the consolidated statement of loss and comprehensive loss, including the relevant retrospective change to prior periods.

Each quarter, the Company accrues interest on the financing component of deferred revenue. The interest accrued increases the balance of the deferred revenue with an offset charged to finance costs (Note 16). This interest is a non-cash item and is not shown as such on the statement of cash flows. Upon commencement of production, deferred revenue including the accrued interest will be brought into revenue over the life of mine.

m)IFRS 9, Financial Instruments (“IFRS 9”)

The Company classifies its financial instruments in the following categories:

Financial assets as amortized cost

Assets that are held for the collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. The Company’s financial assets, which are not provisionally priced, consist of fixed or determined cash flows. The Company’s intent to hold these receivables until cash flows are collected. These financial assets are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. The Company recognizes a loss allowance for expected credit losses on a financial asset that is measured at amortized cost.

Financial assets at fair value through profit or loss (“FVTPL”)

Financial assets measured at FVTPL are assets which do not qualify as financial assets at amortized cost or at fair value through other comprehensive income. These financial assets are initially recognized at their fair value with changes to fair values recognized in the consolidated statement of loss.

Financial liabilities at amortized cost

Financial liabilities are measured at amortized cost using the effective interest method, unless they are required to be measured at FVTPL, or the Company has opted to measure them at FVTPL.

Financial liabilities at FVTPL

Financial liabilities at FVTPL are liabilities which include embedded derivatives and cannot be classified as amortized cost. Financial liabilities at FVTPL are initially recognized at the fair value with changes to fair values recognized in the consolidated statement of loss. The Company derecognizes financial liabilities only when its obligations are discharged, cancelled or expelled. The difference is recognized in the consolidated statement of loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

The table below outlines the classification of the Company’s financial assets and liabilities under IFRS 9.

n)Deferred share units

The Company has a deferred share unit plan to provide common shares to participants in the plan as a form of remuneration. Each deferred share unit (“DSU”) has the same value as one common share at the date of grant based on the prior day’s closing price. The DSUs are revalued at the end of each period based on the closing share price.

o)IFRS 16, Leases

The objective of IFRS 16, Leases (“IFRS 16”) is to recognize substantially all leases on balance sheet for lessees. IFRS 16 requires lessees to recognize a "right-of-use" asset and a lease liability calculated using a prescribed methodology. The Company adopted IFRS 16 using the modified retrospective approach which does not require restatement of comparative periods.

At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract contains the right to control the use of the identified asset, the Company assesses whether:

●	The contract involves the use of an identified asset - this may be specified explicitly or implicitly and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;
●	The Company has the right to obtain substantially all of the economic benefits from use of the asset through the period of use; and
●	The Company has the right to direct the use of the asset. The Company has this right when it has the decision making rights that are most relevant to changing how and for what purpose the asset is used.

At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone prices. IFRS 16 results in most leases being reported on the balance sheet for lessees, eliminating the distinction between a finance lease and an operating lease.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

As a lessee, the Company recognizes a right-of-use asset, which is included in mineral property, plant and equipment, and a lease liability at the commencement date of a lease. The right-of-use asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. In addition, the right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by the interest rate implicit in the lease, or if that rate cannot be readily determined, the incremental borrowing rate. Lease payments included in the measurement of the lease liability are comprised of:

●	fixed payments, including in-substance fixed payments, less any lease incentives receivable;
●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
●	amounts expected to be payable under a residual value guarantee;
●	exercise prices of purchase options if the Company are reasonably certain to exercise that option; and
●	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The lease liability is measured at amortized cost using the Company’s incremental borrowing rate. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if there is a change in the estimate or assessment of the expected amount payable under a residual value guarantee, purchase, extension or termination option. Variable lease payments not included in the initial measurement of the lease liability are charged directly to net earnings.

The Company has elected not to recognize assets and lease liabilities for short-term leases, that have a lease term of 12 months or less, and leases of low-value assets. Lease payments associated with these leases will be recognized as an expense over the lease term.

3.	Critical Accounting Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates. The key sources of judgment and estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

a)Impairments of mineral property costs

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

Management applies judgment in assessing whether there are any indicators relating to mineral property costs for impairment, when facts and circumstances suggest that the carrying amount may exceed its recoverable amount. If any such indicator exists, then an impairment test is performed by management.

The key judgement related to the impairment assessment of mineral property costs include consideration of (i) the permitting process and right to explore the project, (ii) continued plans to further explore and evaluate mineral resources, (iii) the ability to undertake feasibility studies to assess the technical feasibility or commercially viability of the project and (iv) other facts and circumstances suggesting that the carrying amount exceeds the recoverable amount.

When there are indications that an asset may be impaired, the Company is required to estimate the asset’s recoverable amount. The recoverable amount is the greater of value-in-use and fair value less costs to sell. The key judgement related to the financial statements is the permitting of the Back Forty project and the ability to undertake feasibility studies on the property to develop and operate it. Negative findings, if any, in this feasibility study or any future feasibility studies would trigger an impairment assessment.

b)Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the share awards and warrant liabilities are determined at the date of grant using generally accepted valuation techniques and for warrant liabilities at each balance sheet date thereafter. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price and expected dividend yield. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

c)Contingent consideration

The contingent consideration (as disclosed in Note 4), payable by the company, was initially recognized at the fair value and subsequently remeasured at each reporting date, with the changes to fair value recognized in the consolidated statement of net loss. Each milestone payment is assessed separately based on the probability of achieving the milestone requirement.

For the remeasurement of contingent consideration at each reporting date, management uses a time value of money calculation using certain key assumptions such as: i) expected commencement dates of development activities, ii) discount rates and iii) the assessment of key risks including permitting, completion of feasibility study and timing of commercial production. Management applies judgement in assigning a probability weighting to each of the key risks, based on the likelihood of occurrence of each milestone payment.

d)Accounting for streaming arrangements

The Company entered into a silver streaming arrangement in 2015 and received $17.25 million to date which was used for the development of the Back Forty mine. Refer to Note 9 for further details. The Company entered into a gold streaming arrangement in 2017 and received $17.5 million to date which is being used for the development of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

the Back Forty mine. Refer to Note 8 for further details. The treatment of the deposit as deferred revenue is a key judgment and is based on the expected delivery of the Company’s future production.

Management exercised judgment in applying IFRS 15 accounting standards to certain contracts with customers. To determine the transaction price for stream agreements, the Company made estimates with respect to the interest rate implicit in the agreements to adjust the consideration for the time value of money. These rates range from 7.5% to 10%. Estimates are also made for long-term commodity prices which are used to determine the value of the financing component as well as estimates on when production will occur. These estimates are subject to variability and may have an impact on the timing and amount of revenue recognized.

4.	Contingent Consideration

On December 30, 2013, the shareholders approved the acquisition of 100% of the shares of HudBay Michigan Inc. (“HMI”), a subsidiary of HudBay Minerals Inc. (“HudBay”), effectively giving Aquila 100% ownership in the Back Forty Project (the “HMI Acquisition”). Pursuant to the HMI Acquisition, HudBay’s 51% interest in the Back Forty Project was acquired in consideration for the issuance of common shares of Aquila, future milestone payments tied to the development of the Back Forty Project and a 1% net smelter return royalty on production from certain land parcels in the project.

The contingent consideration is composed of the following:

a)	Fair value of future instalments is based on C$9 million tied to development of the Back Forty project as follows:

(i)	C$3 million payable on completion of any form of financing for purposes including the commencement of construction of Back Forty (up to 50% of the C$3 million can be paid, at Aquila’s option in Aquila shares with the balance payable in cash);

(ii)	C$2 million payable in cash 90 days after the commencement of commercial production;
(iii)	C$2 million payable in cash 270 days after the commencement of commercial production, and;
(iv)	C$2 million payable in cash 540 days after the commencement of commercial production.

For the year ended December 31, 2020, a time value of money calculation was utilized to value the contingent consideration. Each milestone payment was assessed separately. Key risks including permitting, feasibility study, commercial production and timing were each assigned a probability weighting based on the likelihood of occurrence. U.S. Department of the Treasury bond yields ranging from 0.13% to 0.51% were used as the risk-free rate. The milestone payments are estimated to commence in 2022 with commercial production starting in 2025. When performing a sensitivity analysis, a 10% change in each of the probabilities, will impact on the fair value of the contingent consideration by an estimated $1,257,600 to $1,439,000. If another key assumption, being the commencement of the milestone payments and the commencement of production, were pushed by one year to 2023 and 2026, respectively, the combined impact on fair value would decrease by an estimated $246,250.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

The fair value of the contingent consideration is as follows:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

5.	Mineral Property Costs

Total accumulated deferred mineral property costs are detailed as follows:

Year ended December 31, 2019	Balance, beginning of year		Additions	Balance, end of year
Back Forty Project	$ 24,045,801	$	68,750	$ 24,114,551
Reef Gold Project	387,380		69,896	457,276
Bend Gold Project	-		50,000	50,000
	$ 24,433,181	**$**	**188,646**	**$ 24,621,827**

Year ended December 31, 2020	**Balance, beginning of year**		**Additions**	**Balance, end of year**
Back Forty Project	$ 24,114,551	$	6,000	$ 24,120,551
Reef Gold Project	457,276		70,896	528,172
Bend Gold Project	50,000		-	50,000
	$ 24,621,827	**$**	**76,896**	**$ 24,698,723**

Back Forty Project

The Back Forty Project (the “Project”) controls surface and mineral rights which are owned or held under lease or option by BFJV. Some lands are subject to net smelter royalties varying from 1% to 3.5%, with certain lands subject to a 2% - 7% state royalty, which under state law can be renegotiated, at the option of Aquila.

An evidentiary hearing on the contested case challenge to the Wetlands Permit began in June 2019. The same Judge that ruled on the Mining Permit contested case heard the Wetlands Permit contested case. Rebuttal testimony was completed in October 2019 and briefings closed at the end of January 2020.  In January 2021, the Judge issued a decision denying the prior issuance of the Back Forty Wetlands Permit. In his decision, the Judge determined that Aquila’s groundwater model does not provide a reliable identification of wetland impacts and therefore found the permit application to be administratively incomplete. The Judge also determined that Aquila did not provide a complete assessment of potential alternatives to its proposed plan. Aquila has appealed the Judge’s decision to the Department of Environment, Great Lakes, and Energy (“EGLE”) environmental review Panel. The Director of EGLE convened a three-person panel of experts in February 2021. The Panel held its first meeting on March 3, 2021 and will hear arguments over the coming months. The Panel is expected to render a decision in the second half of 2021. The Panel has the authority to adopt, remand, modify, or reverse, in whole or in part, the Judge’s decision. The decision of the Panel will become the final decision of EGLE.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

In November 2018, the Company submitted amendments to its Mining Permit to EGLE to align the permit with the project design outlined in the Feasibility Study as well as in the Wetlands Permit. The Company also submitted amendments to its Air Permit in November 2018. In December 2019, the Company announced that EGLE approved amendments to Aquila's Mining Permit and its Air Permit following an extensive environmental and technical review process. In February 2020, an administrative contested case challenge to the Mining Permit amendments was filed. While the Wetlands Permit appeal is in progress, the Company requested, and has been granted, a stay of proceedings of the contested case related to the amended Mining Permit.

Estimated lease, option and property acquisition costs related to the Back Forty Project for 2021 to 2025, for which the Company is materially liable, are as follows:

Reef Gold Project

The Company entered into a series of agreements with private landholders in Marathon County, Wisconsin for the optioning of surface and mineral rights. The agreements consist of mining leases and exploration agreements with an option to purchase. These agreements have terms from 2 to 20 years up to 2031. A variable net smelter royalty up to 2% is payable in the event of mineral production on the property.

Estimated lease and/or option costs related to the Reef Project for 2021 to 2025, which are at the Company’s option, are as follows:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

Bend

In May 2019, Aquila entered into a long-term mineral lease agreement with a party that owns the mineral rights on a portion of the Bend deposit.

Estimated lease and/or option costs related to Bend for 2021 to 2025, which are at the Company’s option, are as follows:

6.	Capital Assets

Cost	Land	Buildings	Furniture and Fixtures	Total
Balance December 31, 2019	$ 378,880	$ 706,677	$ 353,417	$ 1,438,974
Additions	-	319,203	1,096	320,299
Disposal	-	-	(15,054)	(15,054)
Balance, December 31, 2020	**$ 378,880**	**$ 1,025,880**	**$ 339,459**	**$ 1,744,219**

Accumulated Depreciation	Land	Buildings	Furniture and Fixtures	Total
Balance, December 31, 2019	$ -	$ 235,462	$ 191,355	$ 426,817
Charge	-	55,247	38,106	93,353
Disposal	-	-	(15,047)	(15,047)
Balance, December 31, 2020	**$ -**	**$ 290,709**	**$ 214,414**	**$ 505,123**

Net book value, December 31, 2019	$ 378,880	$ 471,215	$ 162,062	$ 1,012,157
Net book value, December 31, 2020	**$ 378,880**	**$ 735,171**	**$ 125,045**	**$ 1,239,096**

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

7.	Deferred Revenue

As at December 31, 2020, a breakdown of the deferred revenue is as follows:

Under IFRS 15, the stream arrangements are considered to have significant financing components on which an implied interest rate is accrued and added to deferred revenue, to be amortized once the stream begins to be paid down.  Under these rules, the Company reports a notional non-cash interest expense each quarter based on the implied interest rate at the time that the stream arrangement is consummated, and a corresponding amount is added to deferred revenue.  This interest accrual is not a contractual obligation but is intended to allocate the cost of the stream financing over the period it is outstanding. This accrual is a non-cash item and is shown as such on the statement of cash flows. Upon commencement of production, deferred revenue including the accrued interest will be brought into revenue over the life of mine.

These adjustments to the non-cash interest are made on a quarterly basis. The significant financing component is adjusted for timing in receipt of payments and timing for estimated production as well as changes in the long-term commodity price estimates. In the current year, the Company adjusted the value and timing of the receipt of payments as well as the timing for estimated production for the amended streaming agreements (see notes 8 and 9). As a result, the financing component increased in value and a non-cash debit was included in the statement of loss and comprehensive loss for the year ended December 31, 2020. These adjustments will continue to take place as the Company continues to refine its production plans and the timing of receipt of payments is known.

8.	Osisko Financing and Streaming Agreement

In November 2017, the Company completed a financing transaction with Osisko Bermuda Limited (“OBL”), a wholly owned subsidiary of Osisko Gold Royalties Ltd (TSX & NYSE: OR) (“Osisko”), pursuant to which OBL agreed to commit approximately $55 million to Aquila through a gold stream purchase agreement. In June 2020, the Company amended its agreement with Osisko, reducing the deposit owing from $40 million to $35 million, adjusting payment milestones as well as adjusting certain milestone dates under the gold stream and silver stream to align the streams with the current project development timeline.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

a)Gold Stream

Concurrent with the Strategic Investment, the parties have also entered into a Gold Purchase Agreement (the “Stream Agreement”), whereby OBL will provide the Company with staged payments totaling $50 million, payable as follows:

●	$7.5 million was received on closing of the Stream Agreement;
●	$7.5 million upon receipt by Aquila of all material permits required for the development and operation of the Project, and receipt of a positive feasibility study: These funds were received in October 2018;
●	$2.5 million was received on closing of the Stream Amendments in June 2020;
●	$2.5 million upon the Company securing funding of $6 million;
●	$5 million upon receipt of the dam safety permit in addition to completing all legal proceedings for all other permits required for the development and operation of the Project; and
●	$25 million upon the first drawdown of an appropriate project debt finance facility, subject to the COC Provision (as defined below).

The $15 million received from OBL in 2017 and 2018 is shown as deferred revenue on the statement of financial position, net of transaction costs and capital commitment fees.  The tranche of $2.5 million received on closing is shown as deferred revenue net of transaction costs on the statement of financial position. The remaining $32.5 million is payable in three instalments and is subject to the completion of certain milestones and the satisfaction of certain other conditions. Therefore, it is not reflected on the statement of financial position at this time. OBL has been provided a general security agreement over the subsidiaries of Aquila that are directly involved with development of the Back Forty project.

Under the terms of the Stream Agreement, OBL will purchase 18.5% of the refined gold from the Project (the “Threshold Stream Percentage”) until the Company has delivered 105,000 ounces of gold (the “Production Threshold”).  Upon satisfaction of the Production Threshold, the Threshold Stream Percentage will be reduced to 9.25% of the refined gold (the “Tail Stream”).  In exchange for the refined gold delivered under the Stream Agreement, OBL will pay the Company ongoing payments equal to 30% of the spot price of gold on the day of delivery, subject to a maximum payment of $600 per ounce.

In the event of a change of control of the Company prior to the advancement of the final $25 million under the Stream Agreement, the person or entity acquiring control over the Project may elect to forgo the final payment, in which case the Threshold Stream Percentage and Tail Stream will be reduced to 9.5% and 4.75%, respectively (the “COC Provision”).  All other terms and conditions of the Stream Agreement will remain unchanged.

The initial term of the agreement is for 40 years, automatically renewable for the successive 10 year periods.

The agreement is subject to certain operating and financial covenants, which are in good standing as of December 31, 2020.

On March 11, 2021, Aquila announced that it entered into definitive agreements (the “2021 Stream Agreement Amendments”) with Osisko to amend certain terms of the Gold Stream and Silver Stream in order to provide additional flexibility. Under the terms of the 2021 Stream Agreement Amendments, Osisko agreed to adjust certain milestone dates under the Gold Stream and the Silver Stream to align the streams with the current project

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

development timeline. Osisko immediately advanced $100,000 of the remaining deposit under the Gold Stream to the Company with an additional $2.4 million to follow upon Aquila completing an equity financing. A subsequent deposit of $5 million is expected to be received following the completion of the optimized Feasibility Study and the successful resolution of the permitting process with respect to permits required for the development or operation of the Back Forty Project. The final deposit of $25 million continues to be payable pro rata with drawdowns under a senior construction facility for the Back Forty Project.

The Threshold Stream Percentage and Tail Percentage remain unchanged. Osisko will continue to pay 30% of the gold spot price on delivery, subject to a maximum payment of $600/oz. The Company agreed to eliminate the change of control provision, which previously allowed an acquiror of control over the Back Forty Project the option to forgo the final payment of $25 million and reduce the Stream Percentage and Tail Percentage to 11% and 5.5%, respectively.

b)Transaction costs

Transactions costs for this transaction have been offset against the deferred revenue balance.

9.	Orion Financing and Streaming Agreement

In March 2015, the Company closed a financing transaction with Orion that included an equity private placement and a silver purchase agreement for total cash payments of $20.75 million. In July 2017, Orion sold a royalty portfolio to Osisko Gold Royalties Ltd. which included the Company’s Back Forty silver stream. In June 2020, the Company amended certain terms of its silver stream agreement with Osisko, specifically increasing the percentage of silver purchased under the stream from 75% to 85%.

a)	Equity Private Placement

In connection with the private placement completed in March 2015, Orion also has the right to participate in any future equity or equity-linked financings to maintain its ownership level in Aquila. In connection with the private placement, Orion received the right to nominate one individual to the board of directors of Aquila for 24 months and thereafter for such time as Orion owns at least 10 per cent of the outstanding common shares. At December 31, 2020, Orion held 28.6% of the common shares of the Company (December 31, 2019 – 28.7%).

b)	Silver Stream

Under the terms of the amended silver purchase agreement, Osisko has agreed to purchase up to 85 per cent of the total silver produced from the Back Forty project at $4 per ounce. A total of $17.25 million has been advanced and is shown as deferred revenue on the Statement of Financial Position as at December 31, 2020. An additional $653,692 was added to the value of the deferred revenue on the partial exercise of the Orion warrants. In 2016, the silver purchase agreement was amended to reduce the deposit owing by $639,000.  Where the market price of silver is greater than $4, the difference realized from the sale of the silver will be applied against any deposit received from Osisko.

The initial term of the agreement is for 40 years, automatically renewable for the successive 10 year periods.

The agreement is subject to certain operating and financial covenants, which are in good standing as of December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

10.	Share Capital
a)	Authorized

Unlimited number of common shares.

Issued and outstanding:

i)	During the year ended December 31, 2020, 246,750 restricted share unit options were exercised, each exchangeable for one common share. On the settlement date, one common share will be issued for each RSU, after deducting any income taxes payable on the benefit earned by the director that must be remitted by the Company to the tax authorities. A total of 164,548 shares were issued after income taxes were paid. The relative fair value assigned to the restricted share units on issuance of C$33,753 ($26,061) was transferred from contributed surplus to share capital.

ii)	During the year ended December 31, 2020, 330,005 deferred share unit options were exercised, each exchangeable for one common share. The relative fair value assigned to the deferred share units on issuance of C$17,930 ($13,378) was transferred from contributed surplus to share capital. On the settlement date, one common share will be issued for each DSU, after deducting any income taxes payable on the benefit earned by the director that must be remitted by the Company to the tax authorities. A total of 149,417 shares were issued after income taxes were paid.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

b)	Stock-option plan and share-based compensation:

The Company maintains an Equity Incentive Plan (the "Plan") for the benefit of directors, officers, employees, consultants and other service providers of the Company and its subsidiaries in order to assist the Company in attracting, retaining, and motivating such persons by providing them with the opportunity, through stock options to acquire an increased interest in the Company. Under the Plan, options may be granted for a term not exceeding ten years. The number of common shares reserved for issue under the Plan will not exceed 10% of the number of then outstanding common shares nor may the number of common shares reserved for issuance to insiders must not exceed 10% of the then outstanding common shares. The exercise price of an option may not be lower than the closing price of the common shares on the TSX, subject to applicable discounts, on the business day immediately before the date the option is granted. The options are non-transferable and non-assignable.

A summary of the Company's stock option, and changes during the year ended December 31, 2020 are presented below:

(i)	On November 17, 2020, the Company granted 952,960 options, which fully vested on issuance, to directors, officers and employees of the Company, each such option entitling the holder to acquire one common share of the Company at an exercise price of C$ 13 cents until November 17, 2028.

The fair value assigned was estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of nil, expected volatility of 79.6%, risk free interest rate 0.38%, and an expected life of 4 years. The stock options were assigned a value of $49,770 which was charged to loss with the offset to contributed surplus during the year ended December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

(ii)	On November 17, 2020, the Company granted 450,000 options, of which 25% vest on issuance, 25% in 12 months, 25% in 24 months and 25% in 36 months, to directors, officers and employees of the Company, each such option entitling the holder to acquire one common share of the Company at an exercise price of C$ 13 cents until November 17, 2028.

The fair value assigned was estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of nil, expected volatility of 79.6%, risk free interest rate 0.38%, and an expected life of 4 years. The stock options were assigned a value of $26,914, of which $7,174 was charged to loss with the offset to contributed surplus during the year ended December 31, 2020. The remaining fair value balance of $16,328 is to be charged to loss in future periods.

As at December 31, 2020, common share stock options held by directors, officers, employees and consultants are as follows:

Expiry Date	Number of Options Outstanding	Number of Options Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
January 16, 2022	6,200,000 *	6,200,000	C$ 0.15	1.04
April 6, 2023	3,100,000	3,100,000	0.19	2.27
June 25, 2023	1,400,000	1,400,000	0.19	2.49
January 11, 2024	1,500,000	1,500,000	0.19	3.03
February 8, 2024	740,000	740,000	0.15	3.11
February 10, 2025	2,179,000	2,179,000	0.265	4.11
September 17, 2025	350,000	350,000	0.25	4.71
January 11, 2026	910,000	760,000	0.25	5.03
November 13, 2026	354,167	354,167	0.13	5.87
December 17, 2026	1,973,116	1,735,616	0.16	5.96
June 24, 2027	300,000	150,000	0.20	6.48
November 17, 2028	1,402,960	1,065,460	0.13	7.88
	20,409,243	19,534,243	$ 0.18	3.23

* Issued under plan of arrangement.

c)	Restricted share unit plan:

The Company introduced maintains a restricted share unit plan (“the RSU plan”) for the benefit of officers and employees of the Company and its subsidiaries in order to assist the Company in attracting, retaining, and motivating such persons by providing them with the opportunity, through restricted share units to acquire an increased interest in the Company. Under the RSU plan, units are granted at the discretion of the Board of Directors who have the authority to determine the vesting terms. On the settlement date, each RSU is redeemable for one common share of the Company or subject to the approval of the plan administrator, a cash payment. It is the intention of the Board of Directors to settle all RSUs in common shares. The number of common shares reserved for issue under the Plan

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

cannot exceed 10% of the number of then outstanding common shares nor may the number of common shares reserved for issuance to insiders exceed 10% of the then outstanding common shares.

(i)	On November 17, 2020, the Company granted 635,307 RSUs, to directors, officers and employees of the Company, each such option entitling the holder to acquire one common share of the Company upon vesting. The terms of vesting are as follows: 25% vest 12 months following the Initial Grant date, 25% vest 24 months following the Initial Grant date, 25% vest 36 months following the Initial Grant date and 25% vest 48 months following the Initial Grant date.

The fair value assigned was estimated using the closing price of the Company’s shares on the day prior to issuance multiplied by the number of RSUs issued. The RSUs were assigned a value of $64,353, of which $4,040 was charged to loss with the offset to contributed surplus during the year ended December 31, 2020. The remaining fair value balance of $60,313 is to be charged to loss in future periods.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

11.	Warrants

The movements in the number of outstanding share purchase warrants for the year ended December 31, 2020 are as follows:

The exercise price, expiry date, and warrants issued and outstanding as at December 31, 2020 are as follows:

12.	Deferred Share Units Liability

The Company maintains a deferred share unit plan (“the DSU plan”) for the benefit of directors and officers of the Company and its subsidiaries in order to assist the Company in attracting, retaining, and motivating such persons by providing them with the opportunity, through restricted share units to acquire an increased interest in the Company. Under the DSU plan, units are granted at the discretion of board of directors who have the authority to determine the vesting terms. Directors can elect to receive up to 100% of their compensation in DSUs. On the settlement date, each DSU is redeemable for one common share of the Company. The number of common shares reserved for issue under the Plan cannot exceed 10% of the number of then outstanding common shares nor may the number of common shares reserved for issuance to insiders exceed 10% of the then outstanding common shares.

In January 2020, all director compensation was temporarily suspended until April 1, 2020. As such, no units were issued to directors in lieu of receiving director fees in cash prior to this time period. During the year ended December 31, 2020, 981,410 units were issued to directors in lieu of receiving director fees in cash. A charge of $110,811 was recorded to share based compensation with the offset recorded as DSU liability.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

Number of Deferred Share Units		Fair Value on Issuance
Balance - January 1, 2019	640,431	$	93,887
Granted	262,820		33,674
Granted	467,105		67,814
Granted	375,000		47,338
Granted	330,882		48,119
Change due to foreign exchange			6,810
Change due to revaluation			(25,898)
Balance, December 31, 2019	**2,076,238**	**$**	**271,744**

	Number of Deferred Share Units		Fair Value on Issuance
Balance - January 1, 2020	2,076,238	$	271,744
Granted	981,410		110,938
Exercised	(330,005)		(31,102)
Change due to foreign exchange			9,562
Change due to revaluation			(82,644)
Balance, December 31, 2020	**2,727,643**	**$**	**278,498**

13.	Derivative Liabilities

During the year ended December 31, 2020, no equity offerings were completed whereby any warrants or broker warrants were issued with exercise prices denominated in Canadian dollars (December 31, 2019 – no warrants were issued in Canadian dollars). Where the warrants have an exercise price denominated in a currency which is different from the functional currency of the Company (US dollar), the warrants are treated as a financial liability. Broker warrants are accounted as equity. The Company’s share purchase warrants are classified and accounted for as a financial liability at fair value with changes in fair value recognized in net earnings. The warrant derivative liability is classified as level 2 in the fair value hierarchy. As of December 31, 2020, the Company had 12,293,269 (December 31, 2019 – 30,302,101) warrants outstanding which are classified and accounted for as a financial liability. The Company uses the Black-Scholes Option Pricing Model to estimate the fair value of the Canadian dollar denominated warrants. See note 11 for further information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

Black-Scholes pricing models require the input of highly subjective assumptions. Volatility was estimated based on average daily volatility based on historical share price observations over the expected term of the option grant.

14.	Related Party Transactions

In accordance with IAS 24, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any directors (executive and non-executive) of the Company. The remuneration of directors and key executives is determined by the nomination, compensation and governance committee of the Board of Directors. During the year ended December 31, 2020, director’s fees, professional fees and other compensation of directors and key management personnel were as follows:

During the year ended December 31, 2020, the Company had expenditures in the amount of $114,485 (2019 - $99,139) for shared office costs paid to a partnership in which one of the Company’s directors is an owner.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

15.	Administrative Expenses

16.	Finance Charges

17.	Income Taxes

The Company’s provision for income taxes differs from the amounts computed by applying the basic current rate of 26.50% (2019 – 26.50%) to the loss for the year before taxes as shown in the following table at December 31:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

The tax effects of temporary differences that give rise to deferred income tax assets are as follows at December 31:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

The following temporary differences and non-capital losses have not been recognized in the consolidated financial statements:

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

In 2018, the Company received a re-assessment of certain of its input tax credits (“ITCs”) totaling approximately C$ 669,000 ($529,000). The Company has recorded the amount as a payable on the statement of financial position and as an exploration expense on the statement of net loss. The Company received a second re-assessment of certain of its ITCs related to financing totaling approximately C$181,000 ($141,000) which is included in accounts receivable. The Company filed Notices of Objection in relation to these matters as the Company disagreed with Canada Revenue Agency’s characterization of these ITCs.

In June 2020, the Company received notice from the Canada Revenue Agency that the Notices of Objection filed would be allowed in full. Approximately C$931,500 ($685,000) was received representing the full value of the ITCs plus associated penalties and interest. Approximately $243,200 was offset against accounts receivable, a recovery to exploration expenses was booked for the amount previously expensed in 2018 of approximately $412,400 and approximately $29,400 was recorded as interest income and penalties.

The Company has non capital losses in Canada and non-operating losses in the United States of approximately $99,159,653 (2019 - $91,803,608) which expire through 2040. The benefit of these losses has not been recognized for financial statements purposes.  During the year, the Company paid $Nil (2019 - $Nil) in respect of income taxes.

18.	Segmented Information

An operating segment is a component within Aquila that engages in business activities from which it may earn revenues and incur expenses (including expenses relating to transactions with other components of the Company), whose operating results are regularly reviewed by the entity’s chief operating decision maker, the chief executive officer, to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

The Company's operations consist of a single reportable segment engaged in the acquisition and exploration of precious metals projects. As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent segment amounts. The Company has a head office located in Toronto, Canada.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

Geographical Information

The Company operates in two principal geographical areas – United States and Canada. Geographical segmentation of the Company’s assets as at December 31, 2020 and 2019 is as follows:

The following table summarizes the net loss by geographic segment for the years ended December 31, 2020 and 2019:

Year ended December 31, 2019	United States	Canada	Total
General and administration	$ 2,076,493	$ 2,414,863	$ 4,491,356
Depreciation	143,080	1,787	144,867
Loss on foreign exchange	-	75,973	75,973
Exploration and evaluation expenditures	6,674,986	-	6,674,986
Gain on change in value of contingent consideration	-	(358,171)	(358,171)
Gain on change in value of warrants	-	(771,434)	(771,434)
Net interest	27,981	(2,755,028)	(2,727,047)
Net loss	$ 8,922,540	$ (1,392,010)	$ 7,530,530

Year ended December 31, 2020	**United States**	**Canada**	**Total**
General and administration	**$ 1,334,953**	**$ 1,711,175**	**$ 3,046,128**
Depreciation	**82,410**	**10,943**	**93,353**
Loss on foreign exchange	**-**	**127,807**	**127,807**
Exploration and evaluation expenditures	**1,580,409**	**-**	**1,580,409**
Loss on change in value of contingent consideration	**-**	**208,300**	**208,300**
Gain on change in value of warrants	**-**	**(236,373)**	**(236,373)**
Net interest	**13,932**	**3,414,000**	**3,427,932**
Net loss	**$ 3,011,704**	**$ 5,235,852**	**$ 8,247,556**

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

19.	Capital Management

The Company considers its capital to include all of the components of its shareholders’ equity.

The Company’s objectives in managing its capital are: to maintain adequate levels of funding to support its expenditures arising from the Company’s investments; to safeguard the Company’s ability to continue as a going concern in order to pursue the exploration of its properties; to maintain a flexible capital structure for its projects for the benefit of its stakeholders; to maintain corporate and administrative functions necessary to support the Company’s operations and corporate functions; to seek out and acquire new projects of merit.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

The Company’s investment policy is to invest excess cash in low risk, highly liquid, short term interest bearing investments, selected with regards to the expected timing of upcoming expenditures.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

20.	Financial Instruments

The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate their estimated fair value due to the short term nature of these financial instruments.

Cash and accounts receivable are recorded at amortized cost, which upon their initial measurement is equal to their fair value. Subsequent measurements are recorded at amortized cost using the effective interest rate method.

Accounts payable and accrued liabilities are classified as other financial liabilities and are initially measured at their fair value. Subsequent measurements are recorded at amortized cost using the effective interest rate method.

Warrants and contingent consideration are carried at fair value.

The Company's risk exposures and the impact on its financial investments as summarized below, have not changed significantly for the year ended December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

a)Credit Risk

The Company’s credit risk is primarily attributable to cash and accounts receivable. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to the financial instrument included in accounts receivable is immaterial. The Company has a concentration of credit risk related to its cash, the majority of which is held at one banking institution. This risk is mitigated in that the Company holds its primary cash in deposit form in a major Chartered Canadian bank. The Company’s subsidiaries’ cash is held in deposit form in internationally recognized banks. The maximum exposure to credit risk for deposits approximates the amount recognized on the statement of financial position.

b)Liquidity Risk

The Company's main source of liquidity is derived from its common stock issuances and from silver stream deposits. As at December 31, 2020, the Company had current assets of $1,933,396 (December 31, 2019 - $4,629,783) to settle accounts payables and current lease payable totaling $2,054,694 (December 31, 2019 - $2,449,363).  All of the Company's financial liabilities have contractual maturities that are subject to normal trade terms and are due within one year, other than the payment of the contingent consideration is subject to certain conditions being present as described in Note 4.

c)Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates and commodity prices.

(i)Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company has cash balances and no interest bearing debt. The Company's current policy is to invest excess cash in investment grade short term deposits issued by its banking institutions. The Company monitors its cash balances and is satisfied with the creditworthiness of its banks.  As a result, the Company's exposure to interest rate risk is minimal.

(ii)Foreign Currency Risk

The Company is exposed to currency risk arising from fluctuations in foreign exchange rates. The Company raises funds from equity financing in both United States dollars and Canadian dollars. At December 31, 2020, $48,969 was held in Canadian dollars ($37,701 United States dollars) and $1,776,273 was held in United States dollars. A significant amount of expenditures relating to its mineral property interests is paid in United States dollars.

(iii)Price Risk

The Company is exposed to price risk with respect to commodity prices as it relates to the valuation of the properties being explored or developed. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.  The Company does not hedge against commodity price risk.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the year ended December 31, 2020 and 2019 (Expressed in United States Dollars, unless otherwise stated)

d)Sensitivity Analysis

The Company is exposed to foreign currency risk on fluctuations of financial instruments related to cash, accounts receivable, and accounts payable and accrued liabilities that are denominated predominantly in Canadian Dollars. Sensitivity to a plus or minus 10% change in the foreign exchange rate would not significantly affect net loss.

e)COVID-19 Pandemic

The rapid spread of the COVID-19 virus, which was declared by the World Health Organization to be a pandemic on March 11, 2020, and actions taken globally in response to COVID-19, have significantly disrupted business activities throughout the world. The Company's business relies, to a certain extent, on free movement of goods, services, and capital within Canada and the United States, which has been significantly restricted as a result of the COVID-19 pandemic. The Company took certain measures including temporary layoffs, temporary salary reductions and temporarily suspending all permitting activities in an effort to conserve funds.

Since the outbreak of COVID-19 in March 2020, the Company has focused its efforts to safeguard the health and well-being of its employees, consultants and community members to ensure their safety during the global COVID-19 pandemic. To help slow the spread of COVID-19, the Company’s employees are working remotely, abiding by local and national guidance in place in Canada and the United States related to social distancing and restrictions on travel outside of the home.

During this time, the Company has progressed with the preparation of the Dam Safety Permit application without significant delays despite the impact of COVID-19. However, given the highly uncertain and evolving nature of the global environment caused by the outbreak of COVID-19, the Company is not able to reliably estimate the duration and severity of this pandemic including the potential impact it may have on the review and approval process of the Dam Safety Permit and any other impacts on the Company’s operating and financial results.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the economy and the Company’s business in particular, or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19, as well as the timing of the re-opening of the economy in Canada and the United States. Such further developments could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.